                                   U.S. SECURITIES AND EXCHANGE COMMISSION
-----------------------                    Washington, D.C. 20549
FORM 5
                             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
-----------------------

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                                 Holding Company Act of 1935 or Section 30(f)
                                     of the Investment Company Act of 1940

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1.      Name and Address of Reporting Person*          2.      Issuer Name and Ticker or Trading Symbol     6.  Relationship of Reporting Person
                                                                                                            to Issuer      (Check all applicable)
                                                                Compaq Computer Corporation (CPQ)             X   Director    ___ 10% Owner
                                                                                                            -----
                                                                                                            ___ Officer (give ___ Other (Specify)
Salhany                 Lucille                                                                                         title
                                                                                                                        below)
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(Last)            (First)        (Middle)              3.  IRS or Social      4.  Statement for
                                                          Security Number         Month/Year
20555 SH 249                                              of Reporting            Fiscal Year 2000
                                                          Person (Voluntary)
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                      (Street)                                                5.  If Amendment, Date of     7.  Individual or Joint/Group Filing
                                                                                  Original                             Check applicable line)
                                                                                  (Month/Year)                X   Form filed by One Reporting
                                                                                                            -----
Houston                    TX                                                                               Person
77070-2698                                                                                                  ___ Form filed by More than One
                                                                                                                Reporting Person
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(City)              (State)         (Zip)                      Table 1 - Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.  Title of Security                                  2             3.         4.  Securities Acquired     5.  Amount 0f    6.  Owner   7.
   Instr. 3)                                             Transac-  Trans-     (A)                              Securities      - ship      Nature
                                                         action                  or Disposed of (D)            Bene-           Form:       of
                                                         Date      tion          (Instr. 3, 4 and 5)           fically           Direct    Indirect
                                                                       Code                                    Owned             (D) or    Beneficial
                                                         (Month/       (Instr.                                 at End of                   Ownership
                                                                   8)                                          Issuer's        Indirect    (Instr.
                                                                                                                                           4)
                                                                              -----------------------------
                                                                              ----------- ------ ----------
                                                         Day/                             (A)                  Fiscal Year     (I)
                                                         Year)                  Amount    or       Price       (Instr. 3
                                                                                                               and 4)        (Instr. 4)
                                                                                          (D)
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* If the Form is filed by more than one Reporting Person, See Instruction 4(b)(v).
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
                      (Print or Type Responses)

===================================================================================================================================================

FORM 5 (continued)
                 TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                        (e.g., puts, calls, warrants, options, convertible securities)

------------- ---------- --------- ----------- ---------------- ----------------- --------------------- ------- ----------- ----------- -----------
1. Title of   2.         3.        4.            5. Number of   6. Date Exer-     7. Title and Amount   8.      9. Number   10. Owner-  11. Na-
  Derivative  Conver-    Trans-    Transac-      Derivative       cisable and     of                    Price     of           ship        ture
  Security      sion or    action    tion        Securities       Ex-               Underlying            of      Deriv-       of          of In-
  (Instr. 3)               Date      Code        Ac-quired        piration Date     Securities                    ative        Deriv-      direct
                Exercise             (Instr.     (A) or Dis-      (Month/Day/       (Instr. 3 and 4)      Deriv-  Secur-       ative       Bene-
                Price      (Month/   8)          posed of (D)       Year)                                         ities        Secu-       ficial
                of          Day/                 (Instr. 3,                                               ative   Bene-        rity:       Own-
                Deriv-      Year)                4, and 5)                                                        ficially     Direct      ership
                ative                                                                                     Secur-  Owned
                                                                                                          ity
                Security
                                                                                                          (Instr.
                                                                                                          5)
                                                                ------- --------- ---------- ----------
                                                                                                                  at End       (D) or
                                                                Date    Expira-              Amount or            of           Indi-       (Instr.
                                                                Exer-   tion        Title    Number of            Year         rect        4)
                                                                cisable Date                  Shares                           (I)
                                                                                                                (Instr. 4)
                                                                                                                            (Instr. 4)
                                               -------- -------
                                                 (A)    (D)
------------- ---------- --------- ----------- -------- ------- ------- --------- ---------- ---------- ------- ----------- ----------- -----------
Stock          $30.00    4/27/2000     A       25,000           4/27/01  4/27/10   Common      25,000              25,000        D
Option                                                            (1)              Stock
(Right to
Buy)
------------- ---------- --------- ----------- -------- ------- ------- ---------            ---------- ------- ----------- ----------- -----------
              ---------- --------- ----------- -------- ------- ------- --------- ---------- ---------- ------- ----------- ----------- -----------
Stock          $15.00    4/27/2000     A        3,000           4/27/01  4/27/10   Common       3,000              3,000         D
Option                                                            (2)               Stock
(Right to
Buy)
------------- ---------- --------- ----------- -------- ------- ------- --------- ---------- ---------- ------- ----------- ----------- -----------
              ---------- --------- ----------- -------- ------- ------- --------- ---------- ---------- ------- ----------- ----------- -----------

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Explanation of Responses:

(1)  Fifty percent of the option vests on April 27, 2001,
     and the remaining fifty percent vests on April 27, 2002.
(2)  Option vests in full on April 27, 2001.

                                                                          /s/  Lucille Salhany                                           2/9/01
                                                                 ----------------------------------------------            ------------------------
                                                                                Lucille Salhany                                     Date
                                                                        **Signature of Reporting Person

**Intentional misstatement or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C.1001 and 15 U.S.C. 78ff(a).

Note:   File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.